Exhibit 99.2
Cardtronics Announces Tender Offer and Consent Solicitation for Its 9 1/4% Senior Notes Due 2013
Cardtronics, Inc. (NASDAQ: CATM) announced today that it has commenced a cash tender offer (the “Offer”) for any and all of the $200 million aggregate principal amount outstanding of its 9 1/4% senior subordinated notes due 2013 (CUSIP No. 14161HAB4) (the “Notes”) and a solicitation of consents to certain proposed amendments to the indenture governing the Notes (the “Indenture”).
The Offer is scheduled to expire at 11:59 p.m., New York City time, on September 9, 2010, unless extended or earlier terminated (the “Expiration Time”). Holders who validly tender their Notes and provide their consents to the amendments to the Indenture before 5:00 p.m., New York City time, on August 25, 2010, unless extended (the “Consent Expiration”) will be eligible to receive the Total Consideration (as defined below). Tenders of Notes may be validly withdrawn and consents may be validly revoked until the Withdrawal Time (defined below).
The “Total Consideration” for each $1,000 principal amount of Notes validly tendered and not validly withdrawn prior to the Consent Expiration is $1,025.63. The “Tender Offer Consideration” for each $1,000 principal amount of Notes is $1,000.63. The Tender Offer Consideration is the Total Consideration minus the Consent Payment of $25.00 per $1,000 principal amount of Notes. Holders tendering after the Consent Expiration will be eligible to receive only the Tender Offer Consideration. Holders whose Notes are purchased in the Tender Offer will also receive accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, the applicable payment date. Holders who validly tender their Notes before the Consent Expiration will be eligible to receive payment on the initial payment date, which is expected to be on or about August 26, 2010, and holders tendering after the Consent Expiration and prior to the Expiration Time will be eligible to receive payment on the final payment date which is expected to be September 10, 2010.
In connection with the tender offer, Cardtronics is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants and certain events of default in the Indenture. Cardtronics is offering to make a consent payment (which is included in the Total Consideration described above) of $25.00 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents prior to the Consent Expiration. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes. No consent payments will be made in respect of Notes tendered after the Consent Expiration.
Tendered Notes may be withdrawn and consents may be revoked before 5:00 p.m., New York City time, on August 25, 2010 (the “Withdrawal Time”), but generally not afterwards. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof.
The Offer is subject to the satisfaction of certain conditions including: (1) receipt of consents to the amendments of the Indenture from holders of a majority in principal amount of the outstanding Notes, (2) execution of a supplemental indenture effecting the amendments, (3) consummation of a new capital markets debt financing raising proceeds in an amount sufficient, together with other cash on hand and borrowings available under our revolving credit facility, to fund the tender and (4) certain other customary conditions.
The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated August 12, 2010, copies of which may be obtained from D.F. King & Co., Inc., the depositary and information agent for the Offer, at (800) 431-9643 (US toll free) or, for banks and brokers, (212) 269-5550.
Cardtronics has engaged BofA Merrill Lynch to act as the exclusive dealer manager and solicitation agent in connection with the Offer. Questions regarding the terms of the Offer may be directed to BofA Merrill Lynch, Debt Advisory Services, at (888) 292-0070 (US toll-free) and (980) 388-9217 (collect).
This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated August 12, 2010.
ABOUT CARDTRONICS
Cardtronics, headquartered in Houston, Texas, provides automated consumer financial services through its network of ATMs and multi-function financial services kiosks throughout the United States, the United Kingdom and Mexico.
The Cardtronics logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=991.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this press release are forward-looking and are based upon Cardtronics’ current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Cardtronics plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future capital expenditures and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in operating risks, liquidity risks, legislative developments and other risk factors and known trends and uncertainties as described in Cardtronics’ Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Cardtronics’ actual results and plans could differ materially from those expressed in the forward-looking statements. Cardtronics undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.